As filed with the Securities and Exchange Commission on September 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUBHUB INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2908664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 W. Washington Street, Suite 2100 Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

SCVNGR, Inc. 2013 Stock Incentive Plan

(Full title of the plan)

Margo Drucker, Esq.

Senior Vice President, General Counsel and Secretary

Grubhub Inc.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross M. Leff, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	236,414	$41.26	$9,755,348.76	$1,214.54

(1)

Pursuant to the Agreement and Plan of Merger, dated as of June 24, 2018 (the “Merger Agreement”), by and among Grubhub Inc. (the “Registrant”), Grubhub Holdings Inc. (“Parent”), Lobster Merger Sub Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”), SCVNGR, Inc. d/b/a LevelUp (“LevelUp”), and Shareholder Representative Services LLC, solely in its capacity as Securityholders’ Representative, the Registrant assumed certain outstanding unvested options to purchase shares of common stock of LevelUp granted under the SCVNGR, Inc. 2013 Stock Incentive Plan, as amended (the “Equity Plan”), subject to their respective continued vesting schedules and conditions. The assumed unvested options became exercisable solely to purchase shares of common stock, par value $0.0001 per share (“Common Stock”) of the Registrant, with appropriate adjustments to the number of shares into which the assumed options are exercisable and the exercise price of such options in accordance with the terms of the Merger Agreement.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act’), this Registration Statement shall also cover any additional shares of Common Stock that become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the weighted average exercise price for shares subject to the outstanding unvested options granted pursuant to the Equity Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) in relation to the assumption by the Registrant of the Equity Plan.

On September 13, 2018, pursuant to the Merger Agreement, by and among the Registrant, Parent, Merger Sub, LevelUp and Shareholder Representative Services LLC, solely in its capacity as Securityholders’ Representative, Merger Sub merged with and into LevelUp, with LevelUp continuing as the surviving corporation and a wholly-owned subsidiary of the Registrant (the “Merger”).

By virtue of the Merger and at the effective time thereof, each in-the-money unvested option of LevelUp to purchase LevelUp common shares granted under the Equity Plan (each, a “LevelUp Option”) that was outstanding as of immediately prior to the Merger was assumed by the Registrant and was automatically converted into an option (each, a “New Grubhub Option”) exercisable to purchase shares of Common Stock of the Registrant, on substantially the same terms and conditions (including vesting and exercisability) as the converted LevelUp Option, except the number of shares of Common Stock subject to each such converted LevelUp Option and the per share exercise price for each such converted LevelUp Option were adjusted in accordance with the terms of the Merger Agreement.

This Registration Statement is being filed for the purpose of registering up to 236,414 shares of Common Stock issuable upon the exercise of the New Grubhub Options into which the LevelUp Options were converted at the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with the instructions to Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Grubhub Inc. (the “Company”) with the Commission, are hereby incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 8, 2018 and August 6, 2018, respectively;

(c)

all other reports filed* by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(d)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 1, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

*	Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than reports (or portions thereof) on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions. In addition, the Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, none of its directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its directors and officers that are broader than the specific indemnification provisions contained in the DGCL (the “Indemnification Agreements”). The Indemnification Agreements require the Company, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service. The Indemnification Agreements also require the Company to advance all expenses incurred by the directors and officers in investigating or defending any such action, suit or proceeding.

The Company maintains insurance to protect it and its directors and officers against any expense, liability or loss, whether or not the Company would have the power to indemnify such persons against such expense, liability or loss under applicable law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquires under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Grubhub Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 7, 2014 (File No. 001-36389)).

3.2	Amended and Restated Bylaws of Grubhub Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 7, 2014 (File No. 001-36389)).

4.1	Form of certificate of stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on March 20, 2014 (File No. 333-194219)).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Crowe LLP, independent registered public accounting firm with respect to the audited financials of Grubhub Inc.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1*	SCVNGR, Inc. 2013 Stock Incentive Plan.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 13, 2018.

GRUBHUB INC.

By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Matthew Maloney, Adam DeWitt and Margo Drucker, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew Maloney	Chief Executive Officer and Director	September 13, 2018
Matthew Maloney	(Principal Executive Officer)

/s/ Adam DeWitt	President and Chief Financial Officer	September 13, 2018
Adam DeWitt	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brian McAndrews	Director	September 13, 2018
Brian McAndrews

/s/ David Fisher	Director	September 13, 2018
David Fisher

/s/ Lloyd Frink	Director	September 13, 2018
Lloyd Frink

/s/ David Habiger	Director	September 13, 2018
David Habiger

/s/ Linda Johnson Rice	Director	September 13, 2018
Linda Johnson Rice

/s/ Katrina Lake	Director	September 13, 2018
Katrina Lake

/s/ Girish Lakshman	Director	September 13, 2018
Girish Lakshman

/s/ Keith Richman	Director	September 13, 2018
Keith Richman

/s/ Arthur F. Starrs, III	Director	September 13, 2018
Arthur F. Starrs, III